Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 15 DATED DECEMBER 19, 2022
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022, Supplement No. 2 dated May 17, 2022, Supplement No. 3 dated June 3, 2022, Supplement No. 4 dated July 1, 2022, Supplement No. 5 dated July 6, 2022, Supplement No. 6 dated August 3, 2022, Supplement No. 7 dated August 16, 2022, Supplement No. 8 dated September 2, 2022, Supplement No. 9 dated October 4, 2022, Supplement No. 10 dated October 31, 2022, Supplement No. 11 dated November 2, 2022, Supplement No. 12 dated November 18, 2022, Supplement No. 13 dated December 2, 2022 and Supplement No. 14 dated December 9, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose updates to our share redemption plan.

Share Redemption Plan

The following disclosure supplements and should be read in conjunction with the section of the prospectus titled “Share Repurchases and Redemptions—Redemption Limitations” and all other similar disclosure in the prospectus.

As of December 16, 2022, we have received share redemption requests during the quarter ending December 31, 2022 in excess of the limit of 5% of our combined NAV as of September 30, 2022. Pursuant to the terms of our share redemption plan, all redemption requests received during the quarter prior to December 16, 2022 were satisfied 100% on a first-come, first-served basis. Redemption requests received on December 16, 2022 were satisfied on a pro rata basis without regard to share class such that aggregate redemptions during the quarter ending December 31, 2022 did not exceed the limit of 5% of our combined NAV as of September 30, 2022.

As a result of reaching the quarterly redemption volume limitation under our share redemption plan, we will no longer accept additional redemption requests until January 1, 2023. All unsatisfied redemption requests received during the quarter ending December 31, 2022 must be resubmitted on or after January 1, 2023 to be accepted.